Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
July 26, 2010

WINTHROP REALTY TRUST ANNOUNCES ACQUISITION OF FIRST MORTGAGE LOAN AND RAKE BOND

FOR IMMEDIATE RELEASE – BOSTON, July 26/ -- Winthrop Realty Trust (NYSE: FUR), a diversified REIT that focuses on opportunistic debt and equity investments in real estate, announced today that it has acquired for a purchase price of approximately $27 million a $31.1 million first mortgage loan secured by a 276 unit class A apartment community in Tempe, Arizona.  The loan, which bears interest at a blended rate of 5.88% and matures January 2015, has an unleveraged current yield of 8.31% and, assuming the loan is satisfied at maturity, an unleveraged yield to maturity of 10.11%.  Winthrop financed a portion this transaction with borrowings under its credit facility with KeyBank National Association.

In addition, Winthrop acquired two rake bonds with a face amount of $2.27 million for $1.2 million.  The rake bonds are subordinate to $17.7 million of senior debt all of which is secured by a three building 229,000 square foot office complex in Costa Mesa, California.  The rake bonds mature in December 2010.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer stated “as with our most recently announced acquisitions, we believe each of these investments provides potential for equity like returns with limited downside risk.”
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.